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                                                                    Exhibit 23.2


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No.       ) and related Prospectus of Lam
Research Corporation for the registration of its 4% Convertible Subordinated Notes due June 1, 2006 and shares of common stock issuable upon conversion thereof and to the incorporation by reference herein of our report dated July 21, 2000, with respect to the consolidated financial statements and schedule of Lam Research Corporation included in its Annual Report, (Form 10-K) as amended, for the year ended June 25, 2000, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

San Jose, California
July 26, 2001